Tortoise Capital Resources Corp. Schedules Earnings Release for its Second Quarter Ended May 31, 2008

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – June 24, 2008 – Tortoise Capital Resources Corp. (NYSE: TTO) announced that on Wednesday, July 09, 2008 it will report its earnings results for the second quarter ended May 31, 2008.

The company will host a conference call at 4 p.m. CDT on Wednesday, July 09, 2008 to discuss its second quarter financial results. Please dial-in approximately five to 10 minutes prior to the scheduled start time.

U.S./Canada: (800) 218-8862

International:  (303) 262-2190

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available beginning at 6:00 p.m. CDT on July 09, 2008 and continuing until 11:30 p.m. CDT July 23, 2008, by dialing (303) 590-3000 (U.S./Canada).  The replay access code is 11116396#.  A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through July 09, 2009.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on the energy sector. As of May 31, 2008, the adviser had approximately $2.8 billion of assets under management.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
    Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com